Exhibit 10.5

PROMISSORY NOTE

Principal $5,000,000.00	Loan Date 07-12-2019	Maturity 05-15-2027	Loan No 40906	Call / Coll	Account 600714	Officer 7001	Initials CJ

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.

Any item above containing “***” has been omitted due to text length limitations.

Borrower:	Bisco Industries, Inc. 1500 North Lakeview Loop Anaheim, CA 92807	Lender:	Citizens Business Bank Plaza Business Financial Center 77 Plaza Square Orange, CA 92866

Principal Amount: $5,000,000.00	Date of Note: July 12, 2019

PROMISE TO PAY. Bisco Industries, Inc. ("Borrower") promises to pay to Citizens Business Bank ("Lender"), or order, in lawful money of the United States of America, the principal amount of Five Million & 00/100 Dollars ($5,000,000.00), together with interest on the unpaid principal balance from July 12, 2019, until paid in full.

PAYMENT. Subject to any payment changes resulting from changes in any Index for this loan, Borrower will pay this loan in accordance with the following payment schedule, which calculates interest on the unpaid principal balances as described in the "INTEREST CALCULATION METHOD" paragraph using the interest rates described in this paragraph: 12 monthly consecutive interest payments, beginning August 15, 2019, with interest calculated on the unpaid principal balances using an interest rate based on the Index described below (currently 5.500%), plus a margin of -0.500%, resulting in an initial interest rate of 5.000% ("Payment Stream 1"); 81 monthly consecutive principal and interest payments of $28,269.06 each, beginning August 15, 2020, with interest calculated on the unpaid principal balances using an interest rate of 4.600% ("Payment Stream 2"); and one principal and interest payment of $4,177,703.71 on May 15, 2027, with interest calculated on the unpaid principal balances using an interest rate of 4.600% ("Payment Stream 3"). This estimated final payment is based on the assumption that all payments will be made exactly as scheduled; the actual final payment will be for all principal and accrued interest not yet paid, together with any other unpaid amounts under this Note. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any late charges; and then to any unpaid collection costs. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. This Note shall be subject to more than one interest rate, as described herein. The current rate for any Index for this loan is not necessarily the lowest rate charged by Lender on its loans. If any Index for this loan becomes unavailable during the term of a particular payment stream, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current rate for any Index for this loan upon Borrower's request. Borrower understands that Lender may make loans based on other rates as well. Notwithstanding any other provision of this Note, after the first payment stream, the interest rate for each subsequent payment stream will be effective as of the due date of the last payment in the just-ending payment stream. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (A) increase Borrower's payments to ensure Borrower's loan will pay off by its original final maturity date, (B) increase Borrower's payments to cover accruing interest, (C) increase the number of Borrower's payments, and (D) continue Borrower's payments at the same amount and increase Borrower's final payment.

Payment Stream 1. The interest rate on this payment stream is subject to change from time to time based on changes in an index which is the Citizens Business Bank Prime Rate of Interest. This Index is determined by Citizens Business Bank from time to time as a means of pricing credit extensions to some customers and is neither tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Citizens Business Bank at any given time for any particular class of customers or credit extensions (the "Index"). The interest rate change will not occur more often than each day. The Index currently is 5.500% per annum. The interest rate or rates to be applied to the unpaid principal balance during this payment stream will be the rate or rates set forth herein in the "Payment" section.

Payment Streams 2-3. The interest rate on these payment streams is 4.600%.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method. This calculation method results in a higher effective interest rate than the numeric interest rates stated in this Note.

DISCOUNTED RATE. Borrower shall receive an interest rate discount of one-quarter of one percent (0.250%) off the effective rate of the loan so long as Borrower opens and/or maintains a Demand Deposit Account with Lender and has the loan payments automatically debited from the designated checking account each month. In the event Borrower fails to maintain the Demand Deposit Account and automatic payments the effective rate of the loan shall immediately increase by one-quarter of one percent (0.250%). (Borrower's initials:      GC     )

PREPAYMENT FEE. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Upon prepayment of this Note, Lender is entitled to the following prepayment fee: Borrower shall have the right, at its option, to prepay this Note in whole or in part from time to time within any given 12 month period determined by the annual anniversary date of the Note (Prepayment Period). Borrower may prepay up to 20% of the outstanding principal balance as of the first day of the Prepayment Period, in addition to the normally scheduled principal payments, without incurring a prepayment fee. Said prepayment privilege is non-cumulative. Borrower shall have the right to prepay principal in part, in excess of the agreed upon prepayments, upon payment to Lender of a prepayment fee assessed as follows:

If the prepayment occurs on or before the first Prepayment Period, the prepayment fee will equal five percent (5%) of the principal amount prepaid.

If the prepayment occurs between the first and second Prepayment Period, the prepayment fee will equal four percent (4%) of the principal amount prepaid.

If the prepayment occurs between the second and third Prepayment Period, the prepayment fee will equal three percent (3%) of the principal amount prepaid.

PROMISSORY NOTE
Loan No: 40906	(Continued)	Page 2

If the prepayment occurs between the third and fourth Prepayment Period, the prepayment fee will equal two percent (2%) of the principal amount prepaid.

If the prepayment occurs between the fourth and fifth Prepayment Period, the prepayment fee will equal two percent (2%) of the principal amount prepaid.

If the prepayment occurs between the fifth and sixth Prepayment Period, the prepayment fee will equal one percent (1%) of the principal amount prepaid.

If the prepayment occurs between the sixth and seventh Prepayment Period, the prepayment fee will equal one percent (1%) of the principal amount prepaid.

Should this loan be prepaid from proceeds of a refinance by Lender or another lender or the sale of the collateral securing the loan, the prepayment fee will be calculated on the full amount being prepaid, without the deduction of 20% of the outstanding principal balance as of the annual anniversary date of the Note.

This prepayment fee must be paid whether the prepayments are made voluntarily or because of a default under the Default Section of this Note and the entire principal amount of this Note and all accrued interest and charges have been declared to be immediately due and payable.

The prepayment fee will not apply on any prepayments made during the period 60 days prior to a rate reset date or the period 60 days prior to the maturity date of the loan.

Each prepayment will be applied first, to the interest then due; next to any late charges then due; and any remainder to the principal balance. If a partial prepayment is made, it will be credited to the outstanding principal balance and regular installment payments will continue to be payable until the loan is paid in full.

Should this Note or the related Loan be modified or changed by Lender, where such modification or change in terms includes, without limitation, any reduction in the applicable rate of interest on the Loan, then as consideration for Lender's agreement to any such modification or change, Borrower shall pay Lender a modification fee, equal to six months' interest on the full amount of the Loan then outstanding, without any allowance or deduction for any prepayments of principal that would otherwise then be permitted.

Without limiting any of the provisions of this Note with respect to any prepayment or modification, Lender shall not be obligated to accept any prepayment of the principal balance of, or modification with respect to, this Note, unless such prepayment or modification is in full compliance with all of the terms and conditions set forth in this Note.

(Borrower's Initials:     GC    ) Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full”, "without recourse", or similar language. If Borrower sends such a payment, Lender may accept without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Citizens Business Bank, P.O. Box 4118 Ontario, CA 91761.

LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $5.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon default, the interest rate on this Note shall, permitted under applicable law, immediately increase by adding an additional 5.000 percentage point margin ("Default Rate Margin"). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. After maturity, or after this Note would have matured had there been no default, the Default Rate Margin will continue to apply to the final interest rate described in this Note.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Transfers, Indebtedness and Liens. Borrower, without the prior written consent of Lender, fails to continue to own all of Borrower's assets, except for routine transfers, use or depletion in the ordinary course of Borrower's business; Borrower, without the prior written consent of Lender, creates or grants to any person, except Lender, any lien, security interest, encumbrance, cloud on title, mortgage, pledge or similar interest in any of Borrower's property, even in the ordinary course of Borrower's business; or, Borrower, without the prior written consent of Lender, sells, conveys, grants leases, gives, contributes, assigns, or otherwise transfers any of Borrower's assets, except for sales of inventory or leases of goods in the ordinary course of Borrower's business. (Initial Here     GC    )

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

Environmental Default. Failure of any party to comply with or perform when due any term, obligation, covenant or condition contained in any environmental agreement executed in connection with any loan.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

PROMISSORY NOTE
Loan No: 40906	(Continued)	Page 3

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Cure Provisions. If any default, other than a default in payment, is curable and Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after Lender sends written notice to Borrower demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. To the extent permitted by applicable law, Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of California.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Orange County, State of California.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $7.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instruments listed herein:

(A) a Deed of Trust dated July 12, 2019, to a trustee in favor of Lender on real property located in Orange County, State of California. That agreement contains the following due on sale provision: Lender may, at Lender's option, declare immediately due and payable all sums secured by the Deed of Trust upon the sale or transfer, without Lender's prior written consent, of all or any part of the Real Property, or any interest in the Real Property. A "sale or transfer" means the conveyance of Real Property or any right, title or interest in the Real Property; whether legal, beneficial or equitable; whether voluntary or involuntary; whether by outright sale, deed, installment sale contract, land contract, contract for deed, leasehold interest with a term greater than three (3) years, lease-option contract, or by sale, assignment, or transfer of any beneficial interest in or to any land trust holding title to the Real Property, or by any other method of conveyance of an interest in the Real Property. If any Borrower is a corporation, partnership or limited liability company, transfer also includes any restructuring of the legal entity (whether by merger, division or otherwise) or any change in ownership of more than twenty-five percent (25%) of the voting stock, partnership interests or limited liability company interests, as the case may be, of such Borrower. However, this option shall not be exercised by Lender if such exercise is prohibited by applicable law.

(B) an Assignment of All Rents to Lender on real property located in Orange County, State of California.

(C) a Commercial Security Agreement dated July 12, 2019 made and executed between Bisco Industries, Inc. and Lender on collateral described as: inventory, chattel paper, accounts, equipment and general intangibles.

ARBITRATION. Borrower and Lender agree that all disputes, claims and controversies between them whether individual, joint, or class in nature, arising from this Note or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the financial services rules of J.A.M.S. or its successor in effect at the time the claim is filed, upon request of either party. No act to take or dispose of any collateral securing this Note shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant Article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any collateral securing this Note, including any claim to rescind, reform, or otherwise modify any agreement relating to the collateral securing this Note, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Borrower and Lender agree that in the event of an action for judicial foreclosure pursuant to California Code of Civil Procedure Section 726, or any similar provision in any other state, the commencement of such an action will not constitute a waiver of the right to arbitrate and the court shall refer to arbitration as much of such action, including counterclaims, as lawfully may be referred to arbitration. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing in this Note shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

PROMISSORY NOTE
Loan No: 40906	(Continued)	Page 4

COUNTERPARTS. This document may be executed in any number of counterparts and by different parties on separate counterparts, each of which when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

LINE OF CREDIT. This Note evidences a straight line of credit. Once the total amount of principal has been advanced, Borrower is not entitled to further loan advances. Advances under this Note may be requested either orally or in writing by Borrower or as provided in the paragraph. Lender may, but need not, require that all oral requests be confirmed in writing. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office shown above. The following person or persons are authorized, except as provided in this paragraph, to request advances and authorize payments under the line of credit until Lender receives from Borrower, at Lender's address shown above, written notice of revocation of such authority: Glen F. Ceiley. Borrower may request advances through July 15, 2020 at which time the advance period will end with no further advances to be allowed. The principal and interest payments may change based upon the outstanding principal and interest balance on July 15, 2020. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsement on this Note or by Lender's internal records, including daily computer print-outs.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Borrower may notify Lender if Lender reports any inaccurate information about Borrower's account(s) to a consumer reporting agency. Borrower's written notice describing the specific inaccuracy(ies) should be sent to Lender at the following address: Citizens Business Bank Loan Documentation/Servicing P. O. Box 4118 Ontario, CA 91761.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

BISCO INDUSTRIES, INC.

By:	/s/ Glen F. Ceiley
Glen F. Ceiley, Pres./CEO/CFO/Secretary of Bisco
Industries, Inc.

LENDER:

CITIZENS BUSINESS BANK

By:	/s/ Cassaundra Johnson
Authorized Officer